Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 3 to Registration Statement on Form S-1 of our report dated May 11, 2007 relating to the financial statements of MercadoLibre, Inc., which appears in such Registration Statement. We also consent to the use of our report dated May 11, 2007 relating to the combined statements of operations, of changes in net investment and of cash flows of DeRemate Operations, which appears in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

Buenos Aires, Argentina

July 27, 2007

Price Waterhouse & Co S.R.L.

By:	/s/ Juan Carlos Grassi	(Partner)
Juan Carlos Grassi